Exhibit 99.1

FOR IMMEDIATE RELEASE

MCCORMICK COMPLETES ACQUISITION OF LAWRY’S

•	McCormick acquired the assets of Lawry’s from Unilever for $604 million in cash.

•	Lawry’s manufactures and sells a variety of marinades and seasoning blends under the well-known Lawry’s® and Adolph’s® brands.

•	Annual sales of this business are approximately $150 million, primarily in the U.S. and Canada.

•	In a related transaction, McCormick sold its Season-All® business to Morton International’s Salt Group for $15 million in cash, resulting in a $12 million gain.

•	In the first year, the Company expects Lawry’s, net of the Season-All business, to increase sales 4% and earnings per share $0.08—$0.10.

SPARKS, MD., AUGUST 1—McCormick & Company, Incorporated (NYSE:MKC) today announced that it has completed the purchase of the assets of Lawry’s from Conopco, Inc., an indirect subsidiary of Unilever N.V. (“Unilever”), for $604 million in cash. On November 14, 2007 the Company had announced that it had reached an agreement to acquire Lawry’s.

Alan D. Wilson, President and CEO of McCormick stated, “Lawry’s has a strong heritage in delivering distinctive full flavors to a variety of food. This is a well-known brand among consumers and an excellent addition to our portfolio of leading brands. In particular, the wet marinade products will extend our broad range of flavor solutions into an attractive and growing category. We expect to drive the Lawry’s business by shifting focus to a dedicated growth strategy. This will include building brand awareness and trial with marketing programs, insight-based innovation behind new products and increased distribution of existing items. We anticipate a straight-forward integration of this business.”

The Lawry’s business includes a full line of seasoning blend products under the Lawry’s and Adolph’s brands that are marketed in grocery stores and other consumer outlets, and account for approximately 70% of sales. Another 23% of sales are Lawry’s wet marinades which are also sold at retail and lead the category in the U.S. Sales to food service customers represent the remaining 5 to 10%. The acquisition includes the rights to the brands as well as related inventory and a small number of dedicated production lines. It does not include any manufacturing facilities or employees.

The Lawry’s purchase agreement had undergone a regulatory review and on July 29, 2008 the FTC granted conditional approval for the transaction. As part of that approval, McCormick has sold its Season-All business to Morton International’s Salt Group. With annual sales of approximately $18 million, the Season-All business was sold for $15 million in cash. This will result in a pre-tax gain of $12 million.

The gain on the sale of Season-All will be offset in part by a $5 million pre-tax loss that relates to the rebalancing of McCormick’s current debt structure with the new debt from the acquisition. These one-time items will have a net favorable impact of $0.03 to earnings per share in the third quarter of fiscal year 2008.

Alan D. Wilson, President and CEO of McCormick continued, “Together the transactions we are announcing today are immediately accretive, adding 4% to sales and earnings per share of $0.08—$0.10 in the first year. For 2008, we are increasing our sales growth objective to 9 to 10% and increasing our earnings per share guidance by $0.06 per share which includes $0.03 from the business and $0.03 of one-time items. The new earnings per share projection is $2.03 to $2.07, which continues to include $0.10 of estimated charges related to the Company’s restructuring program.

“In recent years, we have acquired a number of excellent brands and are extremely pleased to be able to complete this transaction. The addition of Lawry’s advances our key strategy to invest in consumer brands that complement our global business.”

Live Webcast

McCormick will hold a conference call with analysts today at 9:00 a.m. ET. The conference call will be web cast live via the McCormick corporate web site. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.

Forward-looking Information

Certain information contained in this release, including expected trends in net sales and earnings performance, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could be materially affected by external factors such as damage to our reputation or brand name, business interruptions due to natural disasters or similar unexpected events, actions of competitors, customer relationships and financial condition, the ability to achieve expected cost savings and margin improvements, the successful integration of the Lawry’s business, the impact of the Lawry’s acquisition on the Company’s financial condition or results of operations, the ability to grow the Lawry’s business, the successful acquisition and integration of other new businesses, fluctuations in the cost and availability of raw and packaging materials, and global economic conditions generally which would include interest and inflation rates as well as foreign currency fluctuations and other risks described in the Company’s Form 10-K for the fiscal year ended November 30, 2007. Actual results could differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise.

About McCormick & Company, Incorporated

McCormick & Company, Incorporated is a global leader in the manufacture, marketing and distribution of spices, seasonings and flavors to the entire food industry – retail outlets, food manufacturers and food service businesses.

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For information contact:

Corporate Communications:

John McCormick (410-771-7110 or john_mccormick@mccormick.com)

Investor Relations: Joyce Brooks (410-771-7244 or joyce_brooks@mccormick.com)

8/2008